Exhibit 5.1

August 13, 2024

MidCap Financial Investment Corporation

9 West 57th Street

New York, NY 10019

Re:	Registration Statement on Form N-2 (Registration No. 333-271227)

Ladies and Gentlemen:

We have served as special Maryland counsel to MidCap Financial Investment Corporation, a Maryland corporation (the “Company”) and a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), in connection with certain matters of Maryland law arising out of the offering of shares (the “Shares”) of the Company’s common stock, par value $0.001 (“Common Stock”), pursuant to the prospectus supplement dated August 13, 2024 (the “Prospectus Supplement”), supplementing the prospectus dated April 12, 2023, that forms a part of the above-referenced Registration Statement, and all amendments and supplements thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”).

We have examined the Prospectus Supplement and the Registration Statement (exclusive of the exhibits thereto other than the Company’s governing documents) and such corporate records, certificates, and documents as we deemed necessary for the purpose of this opinion. We have relied as to certain factual matters on information obtained from public officials and officers of the Company. Based on that examination, we advise you that in our opinion (i) the issuance of the Shares by the Company have been duly authorized, and (ii) when issued and delivered under the circumstances contemplated in the Prospectus Supplement and the Registration Statement, will be legally issued, fully paid, and non-assessable.

In expressing the opinion set forth herein, we have also assumed that (i) all documents submitted to us as originals are authentic, (ii) all documents submitted to us as copies conform with the originals of those documents, (iii) all signatures on all documents submitted to us for examination are genuine (whether manual, electronic or otherwise) and, to the extent that a signature on a document is manifested by electronic or similar means, such signature has been executed or adopted by a signatory with an intent to authenticate and sign the document, (iv) each natural person executing any such document is legally competent to do so, (v) all public records reviewed by us or on our behalf are accurate and complete, and (vi) at the actual time of issuance of the Shares, (A) the Company will be in good standing under the laws of the State of Maryland, and (B) none of the governing documents of the Company will have been amended so as to cause such issuance of the Shares to conflict with or violate any provisions of the governing documents of the Company.

Midcap Financial Investment Corporation August 13, 2024 Page 2

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the 1940 Act or other federal securities laws, or state securities laws, including the securities laws of the State of Maryland.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ Scott R. Wilson